Exhibit 18

(KPMG LLP Letterhead)

March 13, 2006

Southwest Water Company

624 Grand Avenue, Suite 2900

Los Angeles, CA 90017

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Southwest Water Company and subsidiaries (“the Company”) as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and have reported thereon under date of March 13, 2006.  The aforementioned consolidated financial statements and our audit report thereon are included in the Company’s annual report on Form 10-K for the year ended December 31, 2005.

As stated in Note 1 to those financial statements, the Company changed its method of applying Statement of Financial Accounting Standards (“SFAS”) No. 142 such that the annual impairment testing date relating to goodwill and intangible assets with indefinite lives was changed from December 31 to October 31 and states that the newly adopted accounting principle is preferable in the circumstances because it will allow the Company more time to accurately complete its impairment testing process in order to incorporate the results in its annual financial statements and timely file those statements with the Securities Exchange Commission in accordance with its accelerated filing requirements.  In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method.  However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP